Exhibit 10.22

Strategic Cooperation Agreement

Between

 Tencent Holdings Limited

and

JD.com, Inc.

Dated as of March 10, 2014

CONTENT

1.	Definitions	4

2.	Territory of Business Cooperation	5

3.	Content of Business Cooperation	5

4.	Non-Compete Obligation of Tencent	7

5.	Support from JD for Tencent	8

6.	Term and Termination	8

7.	Intellectual Property	9

8.	Force Majeure	9

9.	Confidentiality	10

10.	Tax	10

11.	Representations and Warranties	10

12.	Notice and Delivery	11

13.	Liability for Breach	12

14.	Governing Law and Dispute Resolution	12

15.	Miscellaneous	13

This Strategic Cooperation Agreement (this “Agreement”) is entered into on March 10, 2014 by and between:

Party A:                          Tencent Holdings Limited, an exempted company registered under the laws of the Cayman Islands (together with its Affiliates, collectively, “Tencent”), with the registered address at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands;

Party B:                          JD.com, Inc., an exempted company registered under the laws of the Cayman Islands (together with its Affiliates, collectively, “JD”), with the registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Each of the parties above is hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.              Tencent is one of the well-known integrated internet service providers in China and provides users with comprehensive online services through QQ, Weixin, and QQ.com etc.;

2.              JD is one of the well-known internet e-commerce service companies in China and is mainly engaged in the direct sales e-commerce business and e-commerce platform business through its official website http://www.jd.com and its mobile APPs;

3.              the Parties have entered into a Share Subscription Agreement and other related agreements on March 10, 2014, pursuant to which Party A transfers its e-commerce platform business, the logistics assets and other related assets, as well as a 9.9% equity interest in Shanghai Icson E-Commerce Development Company Limited controlled by Party A and entering into this Agreement and other cooperation agreements as the consideration for certain shares of Party B that would result in Party A becoming one of Party B’s shareholders and entering into the Thirteenth Amended and Restated Shareholders Agreement (together with all the aforesaid documents , the “Transaction Documents”) with other related parties.

4.              the Parties desire to cooperate with each other in the Physical Goods e-commerce business to integrate relevant resources and take advantage of the Parties’ respective strengths, in accordance with the terms and conditions set forth in this Agreement. The Parties understand that this Agreement is a business cooperation framework agreement and the details of such cooperation shall be subject to further negotiation and implementation by the staff of the Parties after the execution of this Agreement.

THEREFORE, the Parties hereby agree as follows:

1.                  Definitions

In this Agreement, the following terms shall have the following meaning:

(1)             an “Affiliates” or “Affiliates” means, with respect to any company (or any other entity), any other companies that controls, is controlled by the subject company or together with the subject company jointed controlled by any third party.  “Control” means the company owns more than 50% of the equity interests or voting rights of such subject company (or any other entity), or has an actual discretion or controlling power over the operation of such subject company by entry into contractual arrangements or by other means. With respect to any Party, its Affiliates mean the subsidiaries, whether directly or indirectly owned, that are controlled by it (including the subsidiaries controlled through VIE structure).  However, the Affiliates of Party A do not include China Business Infinite Co., Ltd. and its Affiliates (collectively, “Maimaibao”).

(2)             “E-Commerce Platform Business” means any business of a company to provide e-commerce online services for any other transaction parties by virtue of its own e-commerce platform.

(3)             “Self-operated Business” means any business of a company to directly engage in B2C sales of commodities by virtue of its own online platform.

(4)             “Physical Goods” means physical goods in contrary to virtual commodities, for the avoidance of doubt, excluding the document of title or service certificate such as lottery, movie ticket, Q-coin card etc.

(5)             “Weixin”, for the purpose of this Agreement, means Weixin (微信) in all languages excluding WeChat.

(6)             “Mobile QQ”, for the purpose of this Agreement, means the Mobile QQ in all languages.

(7)             “Icson” means Shanghai Icson E-Commerce Development Company Limited and any of its subsidiaries, as well as its businesses conducted through the website of “http://www.yixun.com”.

(8)             “Force Majeure” means the events that is unforeseeable by either Party by the time of the execution of this Agreement and cannot be controlled, avoided, overcome or solved by either Party, which takes place after this Agreement comes into effect and interferes with the performance or partial performance by any Party to this Agreement, including but not limited to earthquake, typhoon, flood, war, overseas or domestic traffic interruption, acts of governmental authorities, etc. In avoidance of doubt, only an event that is incontrollable, unavoidable, insurmountable and unsolvable for both Parties constitutes Force Majeure, otherwise it cannot be so regarded.

(9)             “China” or “PRC” means the People’s Republic of China excluding, only for the purposes of this Agreement, the Hong Kong Special Administrative Region, the

Macao Special Administrative Region and Taiwan.

2.                  Territory of Business Cooperation

Unless otherwise provided in the specific sections of this Agreement, the territory of cooperation and/or restriction under this Agreement shall be limited to the mainland of PRC, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

3.                  Content of Business Cooperation

The Parties agree, during the Cooperation Term as provided herein, to procure their respective Affiliates to cooperate with each other, based on the following principles and in the following business areas in relation to the Physical Goods e-commerce business as follows:

3.1           Principle of Preferred Cooperation

Unless otherwise provided herein, Tencent shall ensure that in the fields of material cooperation in the Physical Goods e-commerce business, JD shall be the preferred partner to Tencent and shall rank higher than any third party company.

3.2           Cooperation between JD and Weixin and Mobile QQ

(a)             Traffic Entrance of Weixin.  JD will be entitled to a traffic entrance for its own Physical Goods e-commerce business on the interfaces of Weixin as mutually agreed. Specifically, such traffic entrance on the level one entrance interface of Weixin shall be the only traffic entrance of Weixin’s level one entrance provided to third party companies in Physical Goods e-commerce.

(b)             Traffic Entrance of Mobile QQ.  JD will be entitled to a traffic entrance for its own Physical Goods e-commerce business on the interfaces of Mobile QQ as mutually agreed.

(c)              Each cooperation term under paragraphs (a) and (b) above shall be five years commencing from the date when any JD product is officially launched on Weixin.

(d)             Weixin Public Accounts.  With respect to the utilization of Weixin’s public accounts granted to JD, Tencent shall give preferential treatment to JD, including but not limited to, sending consumer service information, order status and promotion information to users.  Furthermore, either Party shall cooperate with each other in making further developments and optimizing users’ experience.

(e)              Physical Goods e-commerce business on Weixin.  JD will cooperate and develop mutually beneficial business relationships with the online merchants who are operating such Physical Goods e-commerce business on Weixin.

3.3           Cooperation between JD and Tencent on mobile-related products

(a)             Mobile QQ Browser.  Tencent shall give JD a fixed traffic entrance for its Physical Goods e-commerce business on the navigation page of the Mobile QQ Browser (including “酷站”).  If product upgrades thereafter incurred any changes in the browser’s interface, Tencent shall provide a similar entrance to JD.

(b)             Mobile “QQ.com”.  Tencent shall give JD a traffic entrance for its Physical Goods e-commerce business on Mobile “QQ.com” (WAP).

3.4           Cooperation between JD and Tencent on Social Networking Services (“SNS”)-related products

(a)             SNS Products: Qzone, Tencent Weibo, etc. The Parties will jointly explore in-depth cooperation in relation to Tencent’s SNS products.

(b)             Portal Websites: QQ.com. Both Parties will jointly explore in-depth cooperation in relation to Tencent’s portal websites

(c)              Search Business: The Parties understand that Tencent’s current search business is not directly operated by Tencent but each Party agree to cooperate with each other in the Physical Goods e-commerce business in relation to Tencent’s search business to the extent practicable.

3.5           Cooperation in Member Systems between JD and Tencent

(a)             Preferred Cooperation in User Accounts.  Based on the purpose of optimizing user experience, Tencent shall be the preferred partner in the usage of Weixin/QQ user accounts in JD’s own user accounts system and social networking system.

(b)             Mutual Convertibility of Point Reward and Leveling-up Value.  JD shall provide QQ users the functionality on its platform to exchange QQ-points or Q-coins to Jingdong point rewards (such as, “Jing-beans”), as well as leveling-up value of JD members into a certain proportion leveling-up value of QQ members.

(c)              Cooperation in QQ Mail.  Under the condition of ensuring user experience and compliance with Tencent’s relevant policy on protecting users’ personal information, Tencent shall satisfy the requirements from JD regarding order fulfillment/customer service e-mails, and agrees to provide preferential treatment to JD in terms of the volume and format of promotional e-mails.

3.6           Cooperation in Payment

Both Parties agree to conduct in-depth cooperation in the field of payment, and maximally optimize and integrate the current resources possessed by each Party. Both Parties shall specify the details of such cooperation through further negotiations.

3.7           Cooperation in Virtual Goods E-Commerce Platform

(a)             Both Parties shall continue to operate their respective virtual goods E-Commerce

Platform Business separately.

(b)             The game cards and Q-coins operated by Tencent are entitled to be sold on JD’s platform.

3.8           Internet Traffic Support

To continue to support the Physical Goods e-commerce businesses of both Parties, during the Cooperation Term specified hereof, Tencent agrees to provide JD strategic support with traffic in the following aspects:

(a)             QQ PC Client and AIO (mini version of home page).  Tencent shall reassign positions on the respective interfaces to Icson, Paipai, 网购, and JD from where Tencent assigns to Icson, Paipai and 网购 currently.

(b)             QQ PC Client Popup (Tips).  Tencent agrees to provide JD with promotional and support services through popup messages in relation to JD and its products and services.

(c)              QQ.com Advertisement.  Tencent agrees to provide JD with advertisement spots through QQ.com every year.

(d)             “广点通” Advertising Resources.  Tencent agrees to provide JD with advertising resources related to “广点通”.  The allocation quota of such advertising resources between PC and mobile client will be negotiated by both Parties in the future.

(e)              In respect of other Tencent products and services than those set forth in the above Section 2.8(a) to Section 2.8(d), both Parties shall endeavor to cooperate and maintain the support provided to the existing Physical Goods e-commerce business of Tencent

(f)               JD APP.  During the Cooperation Term specified hereof, Tencent shall provide the JD APP with activation support.

(g)              Advertising Sales Agent.  Both Parties agree that considering that JD will become the advertising sales agent for the merchants on its E-mall platform with respect to place advertisements through “广点通”, Party A agrees to pay sales commission to JD with respect to such advertising sales.

(h)             JD has the right to allocate the above traffic support provided by Tencent across all of its business sectors in accordance with its specific business requirements.

4.                                      Non-Compete Obligation of Tencent

Subject to the scope, territory and exceptions as mutually agreed by both Parties and during the Cooperation Term specified hereof and within three year upon the expiry of the Cooperation Term (“Non-Compete Period”), in consideration of the cooperative relationship with JD, Party A and its Affiliates (excluding Icson) agree to disengage in direct sales or proactively-managed platforms operation models in the Physical Goods e-commerce business (meaning the three products and operation models similar to JD, Paipai and QQ网购 on both of Internet and mobile platforms).

5.                                      Support from JD for Tencent

Both Parties agree to conduct business cooperation during the Cooperation Term specified hereof. Party B shall, and shall procure any of its Affiliates to provide according support for Tencent in the fields of information sharing.

6.                                     Term and Termination

6.1                              This Agreement shall be effective upon the execution by the authorized representatives of the Parties and shall be automatically terminated upon the expiration of the Cooperation Term as provided in Section 6.2 hereof.

6.2                              The business cooperation term set forth in this Agreement shall commence from April 1, 2014 and end on March 31, 2019 (the “Cooperation Term”), and may be extended upon the mutual agreement of the Parties after expiration.  Notwithstanding the foregoing, if there is any other specific provision(s) on the Cooperation Term with respect to any specific item in this Agreement, such specific provision shall prevail.

6.3                              This Agreement may be terminated upon any of the following conditions:

(1)         Consensus by both Parties through negotiations; or

(2)         The Parties failing to enter into the Transaction Documents or complete the closing of the transaction as contemplated thereunder for any reasons whatsoever, and thus Party A notifies Party B in writing to require the termination of this Agreement;

6.4                              If this Agreement expires or is terminated pursuant to Section 6.3, the Parties shall cease to perform this Agreement, provided that, Sections 9, 13 and 14 hereof shall survive the termination of this Agreement. In addition, Party A shall continue to perform its non-compete obligation as set forth in Section 4 herein within the Non-Compete Period after the expiration of this Agreement.  If any Party is in breach of any provision(s) as set forth herein prior to the expiration or termination of this Agreement, such Party shall bear the liability for breach pursuant to Section 13 hereof. Other post-termination arrangements and matters shall be arranged and resolved through friendly negotiation between the Parties.

6.5                              The Parties agree, if any product or business of Tencent involved in this Agreement is entirely or partly sold to a third party (excluding the inter-group transfer within the group of Tencent), the rights and obligations of each Party as provided herein in connection with the sold product or business shall be assumed by such third party. If such third party declines to assume the responsibility and liability as described herein which affects the selling of such product or business as well as Tencent’s obligations hereunder , both Parties shall negotiate to reach a resolution.

7.                                     Intellectual Property

7.1                              The title to and ownership of any material, information and the intellectual properties contained therein or attached thereto, as respectively provided for the purpose of this Agreement by each Party and its Affiliates to the other Party, shall not be changed due to the cooperation as contemplated hereunder, unless the concerned Party or Parties enter into any other specific agreement on transfer of intellectual properties.

7.2                              Unless otherwise specifically stipulated in this Agreement or the concerned Party or Parties has/have entered into any specific agreement on authorization or licensing of intellectual properties, without the prior written consent by the Party who holds the right to such intellectual properties, any Party (and its Affiliates) shall not, without authorization, use or duplicate the other Party’s (and its Affiliates’) patents, trademarks, names, logos, business information, technologies and other data information, domain names, copyrights or other intellectual properties, or apply for registration of any intellectual properties that are similar to the foregoing intellectual properties.

7.3                              The title to and ownership of any new intellectual properties that are generated in the course of the business cooperation between both Parties (and their Affiliates) under this Agreement shall be otherwise determined by both Parties specifically.

7.4                              During the course of the business cooperation under this Agreement, in the event that any Party (including its Affiliates) infringes upon the intellectual properties or other legitimate rights of the other Party (including its Affiliates); or the products, services, materials provided by such Party infringe upon the intellectual properties or other legitimate rights of any third party, any of which consequently results in any losses or damage to the other Party (including its Affiliates), such infringing Party shall indemnify the damaged Party for any such loss.

8.                                     Force Majeure

In case of any Force Majeure that results in any delay of the performance by any Party of any contractual obligations hereunder, such delayed Party shall not be deemed as breaching this Agreement and consequently shall not be held liable for indemnify any losses and damage thus incurred, provided that such Party shall make its efforts to eliminate the cause of such delay and make its best endeavors (including but not limited to seeking for or utilizing alternative tools or methods) to remove the damages caused by such Force Majeure, and then inform the other Party of the fact of such Force Majeure and any possible damages the other Party may incur, within fifteen (15)

Business Days after the day when such cause of Force Majeure has been eliminated.  During the period of such delay of performance, the Party confronting the Force Majeure shall take reasonable substitutes or adopt other alternatives that are commercially reasonable so as to perform its obligations hereunder until the removal of such delay.

9.                                     Confidentiality

The Parties hereby acknowledge and agree that any and all materials, whether in an oral form or in writing, as provided and exchanged for the purpose of this Agreement, this Agreement and the terms hereof, shall be deemed as confidential information.  Either Party shall maintain the confidentiality of such confidential information, and without the prior written consent of the other Party, shall not disclose any confidential information to any third party, except for the following circumstances: (1) such confidential information is or has become generally available to the public (other than as a result of any unauthorized disclosure by a Party receiving such materials or any of its Affiliates or employees; (2) disclosure of such confidential information is statutorily required by any applicable laws, any competent governmental authority, any regulatory agency of security or stock exchange, or any rules and regulations of the relevant stock exchange (provided however that, under such scenario, to the extent as permitted by the applicable laws, the Party disclosing such materials shall give a prior notice to the other Party and then both Parties shall reach consensus through consultations as to the scope and content to be disclosed); or (3) disclosure of any confidential information made by a Party to its attorneys or financial advisors for the business cooperation as contemplated hereunder, provided that the foregoing persons shall abide by the similar confidentiality obligation as provided in this Section. Furthermore, each Party hereby undertakes that it shall use the foregoing confidential information as provided by the other Party only for the purpose as set forth in this Agreement, and shall destroy or surrender such confidential information at the request of the other Party upon the termination of this Agreement. Any violation of this Section 9 by any Party, any of its Affiliates, any of its employees or its engaged intermediary agency of any Party or its Affiliates, shall be deemed as a violation by such Party, and such breaching Party shall assume any liability arising from such violation. This Section shall survive the voidness, rescindment or termination of this Agreement for any reason whatsoever.

10.                              Tax

The Tax incurred arising from the execution and performance of this Agreement shall be assumed by each Party respectively.

11.                              Representations and Warranties

11.1                       Each Party represents and warrants to the other Party as follows:

(1)                       it is a duly established and validly existing company;

(2)                       it has the right to enter into this Agreement and its authorized representative has been fully authorized to execute this Agreement;

(3)                       its execution, delivery and performance of this Agreement is/will not be required to be filed with or notified to any governmental authority, and is/will also not be subject to any license, permit, consent or other approval of any governmental authority or any other parties; and

(4)                       it has the capacity to perform its obligations set forth herein and such performance of its obligations does not violate its Articles of Associations or other constitutional documents.

11.2                                 Where any legal document executed by any Party prior to the execution of this Agreement conflicts with any provision herein, such Party shall give immediate written notice to the other Party based on the principle of bona fide, good faith and friendship and both Parties shall resolve the problem through consultation. If the conflicts between the former legal document of any Party and this Agreement results in any loss of the other Party, such Party shall be held liable for any responsibility arising from the breach of this Agreement.

11.3                                 If any Party, during the performance of its obligations hereunder, finds that such performance is subject to the license, consent or approval of any third party, such Party shall notify the other Party within thirty (30) days from its knowledge of such matter, and shall make its best endeavors to obtain such license, consent or approval from such third party. If such Party fails to obtain such license, consent or approval within a reasonable time period, the relevant party shall provide a solution on such matter which is acceptable to the other party.

12.                              Notice and Delivery

12.1                       All notices and other communications required or given hereunder shall be delivered to the following addresses by hand, registered mail, prepaid post or business courier or facsimile. Each notice shall be delivered by e-mail once again. The date of the notice that can be deemed as validly delivered shall be determined as follows:

(1)                       if the notice is sent by hand, business courier, registered mail, or prepaid post, the notice shall be deemed as valid delivery on the date when it is received or rejected by the address as set forth below;

(2)                       if the notice is sent by facsimile, the notice shall be deemed as valid delivery on the date when it is transmitted successfully (shall be proved by the automatically generated information of such successful transmission).

12.2                       For the purpose of notice, the address of the Parties are set forth as follows:

Party A:

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Corporate Counsel

Telephone: +852 3148 5100 Ext: 68805

Facsimile: +852 2520 1148

with a copy to:

Tencent Building

Kejizhongyi Avenue, Hi-tech Park

Nanshan District, Shenzhen

518057, People’s Republic of China

Attention: General Counsel

Telephone: +86 755 8601 3388 (Ext: 82238)

Fax No.: +86 755 8601 3090 (Ext: 82238)

Attention: General Manager, M&A

Telephone: +86 755 8601 3388 (Ext: 88978)

Fax No.: +86 755 8601 3078

Party B:

Address:         10th Floor, Building A, North Star Century Center, No. 8 Beichen West Road, Chaoyang District, Beijing, the People’s Republic of China

Attention: General Legal Counsel

Telephone:  +8610 58955500

12.3                       Either Party may change the address for receiving notice at any time by giving a writing notice of such change to the other Party.

13.                              Liability for Breach

13.1                       If any Party is in breach of any provision of this Agreement and causes losses to the other Party, such Party shall bear the liability for breach in accordance with the applicable laws and the Transaction Documents.

13.2                       The Parties understand and agree that they enter into this Agreement for and on behalf of themselves and their Affiliates, and have the obligation to procure and ensure their Affiliates to comply with and perform this Agreement.

14.                              Governing Law and Dispute Resolution

14.1                       The execution, validity, interpretation, performance, amendment and termination, and dispute resolution of this Agreement shall be governed by the laws of Hong Kong.

14.2                       Any dispute arising from the interpretation and performance of this Agreement shall be settled by friendly negotiation between the Parties. If the dispute has not been resolved within 30 days after one Party gives a written notice to the other Party requesting negotiation, the dispute shall be submitted by any Party to the Hong Kong International Arbitration Centre to be settled by arbitration under its arbitration rules in force. The arbitration proceedings shall be conducted in Hong Kong. The language used shall be English. The arbitration award is final and binding on each Party.

14.3                       In the event that any dispute arising out of the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement except for the matters in dispute.

15.                              Miscellaneous

15.1                       Any amendment or supplementary to this Agreement shall be made in writing. Any amendment agreement or supplementary agreement duly executed by the Parties shall be an integral part of this Agreement and have equal legal effect with this Agreement.

15.2                       No Party may assign this Agreement and its rights and obligations hereunder to a third party without the prior written consent of the other Party. However, it may designate its eligible Affiliates to perform certain cooperation matters as the case may be.

15.3                       During the term of this Agreement, no Party shall publish negative comments on the other Party on any public occasion, including but not limited to company image, company brands, the design, development and application of products, operation strategy, and all other information relating to the company and products.

15.4                       Upon the effectiveness of this Agreement, it shall constitute an entire agreement of the Parties on the subject matter hereof and supersede all the prior oral or written agreements or promises of the Parties on the subject matter hereof.

15.5                       In the event of any provision contained herein is held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provision shall not be affected. As to the provisions held as invalid, illegal or unenforceable, the Parties shall manage it through friendly consultation based on the principle that they shall realize the original commercial intent as close as possible.

15.6                       The Parties agree to jointly set up a cooperation committee upon the execution of this Agreement, which shall be responsible for the coordination work regarding the relevant cooperation matters set forth herein during the Cooperation Term. The respective representative of the Parties in the cooperation committee shall be Richard Liu and Martin Lau. The cooperation Committee will establish product and technology cooperation group which intend to invite Xiaolong Zhang from Party A and other person in charge of cooperation departments and hold meetings regularly (monthly or bimonthly) to discuss how to improve the working results of cooperation by the Parties.

15.7                       This Agreement is executed in 4 originals and each party shall hold 2 originals, each of which has equal legal effect.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

TENCENT HOLDINGS LIMITED

By:	/s/ Zhidong Zhang
Name:	Zhidong Zhang

Signature Page to Strategic Cooperation Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

JD.com, Inc.

By:	/s/ Qiangdong Zhang
Name:	Qiangdong Zhang

Signature Page to Strategic Cooperation Agreement